Exhibit 99.2



                                   Regulations

                   Syngenta Deferred Share Plan (Share Awards)



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                                   ARTICLE 1
                               PURPOSE OF THE PLAN

     The purpose of the Deferred Share Plan (Share Awards) (DSP) is to grant Share Awards to Eligible Persons as part of the Short-Term Incentive (STI) plan. The Plan regulates eligibility for participation in the Plan, the grant of Share Awards, the Deferral Period, the conversion into Syngenta Shares and the Matching of these shares as well as all other aspects of the program.

                                   ARTICLE 2
                              DURATION OF THE PLAN

     The Plan has been established for the grant of Share Awards in the year 2004 based on the Incentive Year 2003. Syngenta may decide in its discretion to continue the Plan thereafter. Based on the Incentive Year 2002, it is intended to offer Voluntary Share Awards (without Mandatory Share Awards) to Eligible Persons in the year 2003, pursuant to the provision of the Plan. The Participant may not construe any eligibility to future payment of the STI Award in the form of Share Awards or Shares or other benefits. This remains the case even after continuous grants of Share Awards under the Plan for several years.

                                   ARTICLE 3
                      STI AWARD IN THE FORM OF SHARE AWARDS

     The Plan grants part of an Eligible Person's STI Award in the form of Mandatory Share Awards and Voluntary Share Awards.

     Pursuant to the provisions of the Plan, the part of the STI Award set aside to be granted as Mandatory Share Awards depends on the role of the Participant at Syngenta and is determined at the discretion of the Compensation Committee.

     Pursuant to the provisions of the Plan, Eligible Persons may defer an additional part of the STI Award in the form of Voluntary Share Awards. The maximum part of the STI Award that can be voluntary deferred into Voluntary Share Awards depends on the role of the Participant at Syngenta and is determined at the discretion of the Compensation Committee.

                                   ARTICLE 4
                                ELIGIBLE PERSONS

     Share Awards will be granted to selected senior executives of Syngenta as designated by the Compensation Committee, who remain employed by Syngenta at the end of the Incentive Year.

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                                   ARTICLE 5
                                 DEFERRAL PERIOD

     Share Awards granted pursuant to the provisions of the Plan are subject to a Deferral Period of three years from the Grant Date of the Share Awards. During the Deferral Period, Share Awards may not be sold, pledged, donated or transferred in any other way. On the first business day after the Deferral Period, the Share Awards will be converted into Shares of Syngenta AG pursuant to Article 10.

                                   ARTICLE 6
                        DETERMINATION OF THE GRANT VALUE OF SHARE AWARDS

     The Grant Value of Share Awards shall be equal to the weighted average share prices of the underlying Share at the SWX Swiss Exchange of the five business days preceding the Grant Date or the share price at the SWX Swiss Exchange at the Grant Date as determined by the Compensation Committee, converted into local currency based on the exchange rate at the Grant Date.

                                   ARTICLE 7
                              GRANT OF SHARE AWARDS

     By means of the completed, signed and duly submitted Participation Form, the Participant is entitled to receive the appropriate number of Mandatory Share Awards and Voluntary Share Awards.

     Failure to submit the Participation Form results in the forfeiture of the part of the STI Award that would otherwise be granted as Mandatory Share Awards.

     The irrevocable decision to defer a part of the STI Award, pursuant to
Article 3, into Voluntary Share Awards is effected by the completed, legally signed and duly submitted Participation Form (see Addendum A).

     The number of Share Awards to be granted to a Participant is calculated as follows:

             (Mandatory Share Award % of STI + Voluntary Share Award % of STI) x
Number of                                STI Award
Share     =  -------------------------------------------------------------------
Awards                                  Grant Value


If the calculated number of Share Awards is not a whole number of Share Awards, the number of Share Awards will be rounded up to the nearest whole number of Share Awards.

     The Compensation Committee may in its own discretion decide on a country-by-country basis that the number of Share Awards will be granted as percentage of the STI Award on a "net after tax" basis.

     The grant of Share Awards to the Participant will take place in the first six months of the calendar year following the Incentive Year.

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     No Share Awards will be granted in countries in which the Plan is legally or administratively not feasible.

                                   ARTICLE 8
                            DISPOSAL OF SHARE AWARDS

     Share Awards are not transferable. During the whole Deferral Period the Share Awards may not be sold, pledged, donated, otherwise transferred or entered into any other agreement with equivalent economic effect.

                                   ARTICLE 9
                       SHAREHOLDER RIGHTS AS REGARDS SHARE

         The Participant shall have no rights as a shareholder (i.e. no voting, dividend or other shareholder rights) with respect to Share Awards during the Deferral Period.

                                   ARTICLE 10
                     CONVERSION OF SHARE AWARDS INTO SHARES

     Article 10 Pursuant to the provisions of the Plan, on the first business day after the end of the Deferral Period, Share Awards will be converted into Shares of Syngenta AG. The Participant shall receive one Syngenta Share for each Share Award at such date. The Share Award shall become null and void after conversion. The Syngenta Shares are not restricted and are freely disposable.

                                   ARTICLE 11
                               MATCHING OF SHARES

     Pursuant to the provisions of the Plan, each Share Award held until the end of the Deferral Period will qualify for Matching. Unless otherwise determined in
Article 13, at the Date of Conversion, the Participant will receive from Syngenta AG one Matching Share for each granted Share Award. Matching Shares allocated to the Participant are not restricted and are freely disposable.

     For Participants in countries for which the Compensation Committee has decided to calculate the number of Share Awards granted on a "net after tax" basis pursuant to Article 7 the number of Matching Shares is calculated based on the gross basis.

                                   ARTICLE 12
                ENTRY OF THE PARTICIPANT INTO THE SHARE REGISTER

     After the allocation of Shares and Matching Shares, if any, the Participant can be entered into the share register with the number of Shares allocated, pursuant to the applicable legal rules and the regulations of Syngenta AG.

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                                   ARTICLE 13
                TERMINATION OF EMPLOYMENT DURING DEFERRAL PERIOD

     Upon termination of employment as a result of dismissal by the employer for cause, unless otherwise determined at the discretion of the Compensation Committee, all granted Share Awards and the right for Matching, shall lapse with immediate effect without any right of compensation.

     Upon termination of employment as a result of retirement (early or at the normal retirement age), all Share Awards, which are at such date in the possession of the Participant, will convert into Shares on the day of retirement. The Deferral Period pursuant to Article 5 will remain. Matching Shares will be granted on the day of retirement and will be blocked until the end of the Deferral Period of the respective Mandatory and Voluntary Share Awards.

     Upon termination of employment as a result of death of the Participant or as a result of disability, Share Awards will convert into Shares and Matching Shares will be granted on the day of termination of employment or the day of death. In case of death the inheritors may dispose or otherwise transfer such Shares provided that they can produce written legal proof of their entitlement to the inheritance.

     Upon termination of employment for any other reason than as aforesaid, all Share Awards will convert into Shares on the day of termination of employment. The granted Shares are blocked until the end of the Deferral Period. The right for Matching with respect to those Share Awards shall lapse unless otherwise determined at the discretion of the Compensation Committee.

                                   ARTICLE 14
                      TAX AND SOCIAL SECURITY CONTRIBUTIONS

     Each Participant who receives Share Awards or Matching Shares is responsible for proper declarations and payments of both taxes and social security according to applicable legislation and applicable law.

     Any wage tax, income tax, capital gains tax, social security contributions or any other taxes arising or contributions payable by the Participant, must be borne by the Participant in accordance with applicable law.

     Syngenta has the right to make withholdings from a Participant's salary or retain Share Awards to meet payroll-withholding obligations, unless the funds are provided otherwise.

                                   ARTICLE 15
                           SHARES SUBJECT TO THE PLAN

     Syngenta AG shall obtain the Shares for grant under the Plan and allocate them to the Participant pursuant to the provisions of the Plan. Syngenta AG shall not be required to segregate any cash or any Shares that may at any time be represented by the Share Awards and the Plan shall constitute an unfunded plan of Syngenta.

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                                   ARTICLE 16
         ADJUSTMENT IN THE EVENT OF RECAPITALISATION, CHANGE IN CONTROL,
                           AND LIQUIDATION OF SYNGENTA

     In the event that the Board shall determine that any stock dividend, extraordinary cash dividend, recapitalisation, exchange of Shares, warrants or rights offering to purchase Shares at a price substantially below fair market value, or other similar corporate event, affects the Share Awards such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under this Plan, then the Compensation Committee shall, in its sole discretion, and in such manner as the Compensation Committee deems equitable, adjust any or all of the number and kind of Share Awards and Matching Shares.

     In the event of a change in control (as defined below) or in the case of the liquidation of Syngenta AG Share Awards will be converted into Shares and will be granted to the Participant. The Deferral Period pursuant to Article 5 will be waived. Matching Shares will be granted on the Date of Conversion. Other provisions of the Plan may be amended or modified by the Board or the Compensation Committee if deemed reasonable and adequate. A change in control occurs if:

     o any person or any group of persons directly or indirectly purchases or otherwise becomes the beneficial owner, or has the right to acquire such beneficial ownership (whether or not such right is exercisable immediately, with the passage of time, or subject to any condition), of voting securities representing 33 1/3% or more of the combined voting power of all outstanding voting securities of Syngenta;

     o the shareholders of Syngenta AG approve an agreement to merge or consolidate Syngenta AG with or into another corporation as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are, or are to be owned by, the former shareholders of Syngenta AG; or

     o the shareholders of Syngenta AG approve the sale of all or substantially all of Syngenta AG's business and/or assets to a person or entity which is not a wholly-owned subsidiary of Syngenta AG.

                                   ARTICLE 17
                     AMENDMENT AND CANCELLATION OF THE PLAN

     The Plan as well as any addenda thereto may be changed or cancelled by the Compensation Committee. Retroactive changes shall not be permitted.

     The Plan may be supplemented by addenda defining country specific variations where these are required.

     Upon amendment of the Plan, the Participants shall be compensated for any economic loss for the Participants resulting from such amendment of the Plan.

     Upon cancellation of the Plan, Share Awards will be converted immediately into Shares and granted to the participant. The Deferral Period of the Share Awards pursuant to Article 5 will be waived and Matching Shares will be granted on the date of cancellation.

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                                   ARTICLE 18
                                 ADMINISTRATION

     The Compensation Committee shall appoint a Plan Administrator who is responsible for administering the Plan.

     Except as otherwise provided in the Plan, the Compensation Committee has full power to construe and interpret the Plan, establish and amend rules and regulations for its administration, and perform all other acts relating to the Plan, that it believes reasonable and proper.

     All decisions made by the Compensation Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including Syngenta AG, stockholders and Participants.

     No member of the Compensation Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Participation Form.

                                   ARTICLE 19
                            U.S. SELLING RESTRICTIONS

     For as long as Shares purchased under this Plan have not been registered under the U.S. Securities Act of 1933, such Shares may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in certain transactions exempt from the registration requirements of the U.S. Securities Act of 1933, as amended, or upon registration under the Securities Act.

     In connection with the purchase of Shares, in signing the Participation Form, each Participant represents and agrees that such Participant:

     o is not purchasing Shares for the account or benefit of any other person or entity; and

     o has not offered or sold, and will not offer, sell or deliver, any of the Shares within the United States or to, or for the account or benefit of, any U.S. person except pursuant to registration under the U.S. Securities Act of 1933, as amended, or an available exemption from such registration.

     o understands that the Shares are subject to restrictions on resale in the United States imposed by federal and state securities laws.

                                   ARTICLE 20
                         APPLICABLE LAW AND JURISDICTION

     This Plan and any related documents shall be governed by and construed in accordance with the laws of Switzerland, excluding the provisions of conflict of law. Any disputes arising under or in connection with this Plan shall be resolved by the courts of Basel, Switzerland.

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                                   ARTICLE 21
                           DATE OF EFFECT OF THIS PLAN

     The Plan shall become effective on December 12, 2002. Eligible Persons accept this Plan including Addendum A and any country specific Addenda through the timely submission of the legally signed Participation Form.

                                   ARTICLE 22
                                   DEFINITIONS

Board                         The Board of Directors of Syngenta AG.

Compensation Committee        The compensation committee appointed by the Board
                              to manage the Plan.

Date of Conversion            The first business day after the end of the
                              Deferral Period, when the Share Awards will be converted into Syngenta Shares.

Deferral Period               A period of time equal to three calendar years,
                              which begins on the Grant Date.

Eligible Persons              Persons entitled to participate in the Plan
                              pursuant to Article 4.

Grant Date                    The day when the grant of Share Awards is
                              effective.

Grant Value                   Represents the cash equivalent of one Share Award
                              at the Grant Date, which will be credited against all or part of the incentive-claim of a Participant pursuant to the Short-Term Incentive
                              Plan.

Incentive Year                The Performance year for the determination of the
                              STI Award pursuant to the Short-Term Plan.

Mandatory Share Award         A Share Award that will be granted on a mandatory
                              basis pursuant to the provisions set forth in this Plan.

Matching Allocation of an additional Syngenta Share free of charge for each Share Award retained during the Deferral Period.

Matching Shares               Registered shares of Syngenta AG received as a
                              result of the Matching.

Participants                  Eligible Persons who actually participate in the
                              Plan.

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Participation Form            This form establishes the legal relationship
                              between the Participants and Syngenta. In the Participation Form, the Participant decides on the part of the STI Award to be deferred into Voluntary Share Awards, pursuant to Article 3, and confirms acceptance of the Mandatory Share Awards.

Plan                          This Syngenta Deferred Share Plan (Share Awards).

Plan Administartor            A person or company appointed by the Compensation
                              Committee who is responsible for receiving and executing Participation Forms (see Addendum A)

Shares                        Registered shares of Syngenta AG.

Share Award                   The right to receive from Syngenta AG one Syngenta
                              Share free of charge after the Deferral Period according to the terms and conditions of this Plan.

STI Award                     The actual amount of gross annual incentive in the
                              local currency, calculated and paid to
                              Participants pursuant to the Short-Term Incentive
                              Plan in the form of cash or in Share Awards according to this Plan.

Syngenta AG                   Syngenta AG, Basel, Switzerland

Syngenta                      Syngenta AG and all of the Group Companies

Voluntary Share Award         A Share Award that will be granted based on a
                              voluntarily deferral pursuant to the provisions set forth in this Plan.

                              Place and Date

                              Heinz Imhof           Michael Pragnell
                              Chairman              Chief Executive Officer

Addendum A
Participation Form

Syngenta Deferred Share Plan (Share Awards)

     The following text hereby constitutes an example of a Participation Form. The actual text of the form received by the Participants may vary from the specimen herein set forth.

     This Participation Form is only valid for executives of Syngenta who are offered the opportunity to defer a portion of their [year] Short-Term Incentive Award into the Plan as Mandatory and Voluntary Share Awards of Syngenta AG as defined in the "Syngenta Deferred Share Plan (Share Awards)".

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     Syngenta is offering the "Deferred Share Plan (Share Awards)" for the
Incentive Year [year]. In addition to the mandatory deferral of the [year] Short-Term Incentive (STI) Award, the Participants may defer a part of their [year] STI Award in the form of Voluntary Share Awards. The Share Awards will be granted in first quarter [year]. At the end of the three-year Deferral Period the Share Awards will be converted into Syngenta Shares. In addition, under the provisions of the Plan, Syngenta AG will grant one Matching Share for each converted Share Award at end of the Deferral Period.

     This form confirms participation in the Plan and specifies the percentage of the [year] STI Award Participant would like to defer into the Plan as Voluntary Share Awards.

     Pursuant to the terms and conditions contained herein and the provisions of the "Syngenta Deferred Share Plan (Share Awards)", Syngenta hereby offers to the possibility to defer a maximum of ____% of the [year] STI Award into the Plan.

Based on the above I elect to defer_____% of my [year] STI Award into the Plan as Voluntary Share Awards.

     I have read and understood the provisions of the "Syngenta Deferred Share Plan (Share Awards)" as well as the terms and conditions stated on the bakkside of this Participation Form.


------------------                  ----------------------------------
Place, Date                         Participant's Signature

     The completed and duly signed form must be returned no later than [date] to
E. Burgherr, Syngenta Crop Protection AG, WRO-1010.2.01, P.O. Box, 4002 Basel, Switzerland

     Your HR representative is ____________________________________

     I am aware and I agree that

     o Syngenta AG will grant Mandatory and Voluntary Share Awards, which will be converted into Syngenta Shares at the end of the three-year Deferral Period and Syngenta AG will grant Matching Shares at the Date of Conversion pursuant to the terms and conditions contained herein and in the provisions of the "Syngenta Deferred Share Plan (Share Awards)", which are enclosed herewith and made a part hereof.

     o by signing the Participation Form, I accept the terms set forth in the provisions of the "Syngenta Deferred Share Plan (Share Awards)", this Participation Form or any other document related hereto.

     o I accept the power of the Compensation Committee to administer the Plan and to implement further documents, which may become necessary or relevant.

     o the granted Share Awards and Matching Shares are generally subject to tax and social security charges. Further details are provided on the tax information sheet.

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     o    by signing the Participation Form, I authorize my employer to deduct from my salary social security contributions and if applicable, wage taxes which could be levied on the grant of Share Awards and Matching Shares.

     o the information contained in this Participation Form is for administration purposes only. Such information concerning Participants shall be transmitted solely to those individuals or legal entities expressly authorized to have knowledge and process it in connection with plan administration. Each Participant may request to have access to and, if necessary, correct any personal data. I understand that all the above information is of an obligatory nature in view of participating in the "Syngenta Deferred Share Plan (Share Awards)".

     o participation is personal and not to be discussed except with my line manager or my HR representative.



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Regulations
Syngenta Deferred Share Plan (Share Awards)

                                  U.S. Addendum

1.   This Appendix governs the grant of Share Awards to United States
     Participants

     This Addendum (the "U.S. Addendum") constitutes the part of the Plan that will govern the grant of Share Awards and the grant of Matching Shares to United States Participants (the "U.S. ADS Awards" and the "U.S. Matching ADS") and incorporates all the regulations of the Plan (as set forth above) including as modified in accordance with the provisions of this Addendum.

2.   Securities laws compliance

     No Shares may be issued or transferred in connection with a U.S. ADS Award, unless Syngenta shall have determined that such issue or transfer is in compliance with or pursuant to an exemption from all applicable U.S. federal and state securities laws.

3.   Shares over ADSs

     Any U.S. ADS Award and U.S. Matching ADS granted under the Plan will be satisfied in the form of ADSs. The references to "Shares" in the Plan shall be deemed to be references to "ADSs", as the context may require.

4.   Certain definitions

     For the purposes of the U.S. Share Awards, the following terms shall have the following meanings (notwithstanding any contrary provision in the Plan):

     "ADSs" means the registered American depositary shares representing the Shares.

     "U.S. ADS Award" means the right to receive from Syngenta AG one Syngenta ADS free of charge after the Deferral Period according to the terms and conditions of this Plan.

     "U.S. Matching ADS" means ADS of Syngenta AG received as a result of the Matching.

     "United States Participants" means Participants who are employed by a Syngenta company in the United States.